Exhibit 4.11

AMENDED AND RESTATED CASH MANAGEMENT AGREEMENT

by and among

ROYAL BANK OF CANADA

as Cash Manager, Seller, Servicer and the Bank

and

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP

as Guarantor LP

and

COMPUTERSHARE TRUST COMPANY OF CANADA

as Bond Trustee

June 24, 2013

Contents

Section	Page

1.	DEFINITIONS AND INTERPRETATION	2

2.	APPOINTMENT OF CASH MANAGER	2

3.	THE CASH MANAGEMENT SERVICES	3

4.	PAYMENTS, ACCOUNTS, LEDGERS	5

5.	THIRD PARTY AMOUNTS	9

6.	INTEREST RATE SWAP AGREEMENTS	9

7.	COVERED BOND SWAP AGREEMENT	9

8.	NO LIABILITY	10

9.	INFORMATION	10

10.	REMUNERATION	12

11.	COSTS AND EXPENSES	12

12.	COVENANTS OF CASH MANAGER	13

13.	SERVICES NON-EXCLUSIVE	14

14.	TERMINATION	14

15.	FURTHER ASSURANCE, NO SET-OFF	16

16.	BOND TRUSTEE	17

17.	CONFIDENTIALITY	17

18.	NOTICES	18

19.	AMENDMENTS, VARIATION AND WAIVER	19

20.	NON-PETITION	19

21.	NO PARTNERSHIP, PROTECTION OF CERTAIN PARTIES	19

22.	ASSIGNMENT	20

23.	LIABILITY OF LIMITED PARTNERS	20

24.	COUNTERPARTS	20

25.	GOVERNING LAW	20

SCHEDULE 1	The Cash Management Services
SCHEDULE 2	Cash Management and Maintenance of Ledgers

AMENDED AND RESTATED CASH MANAGEMENT AGREEMENT

THIS CASH MANAGEMENT AGREEMENT (this “Agreement”) initially made the 25th day of October, 2007 and amended and restated on this 24th day of June, 2013.

BY AND AMONG:

(1)
Royal Bank of Canada (the “Bank”), a bank named in Schedule I to the Bank Act (Canada), whose executive office is at Royal Bank Plaza, South Tower, 8th Floor, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5, in its capacity as Cash Manager (hereinafter the “Cash Manager”), as Seller and Servicer (hereinafter “Seller”, “Servicer”);

(2)
RBC Covered Bond Guarantor Limited Partnership, a limited partnership formed under the laws of the Province of Ontario, whose principal office of the Partnership is located at 155 Wellington Street, West, 14th Floor, Toronto, Ontario, Canada M5V 3K7 by its general partner RBC Covered Bond GP Inc. (hereinafter the “Guarantor LP”); and,

(3)
Computershare Trust Company of Canada, a trust company formed under the laws of Canada, whose registered office is at 100 University Avenue, 9th Floor, North Tower, Toronto, Ontario Canada M5J 2Y1, in its capacity as the Bond Trustee (hereinafter the “Bond Trustee”).

WHEREAS:

(A)	Under the terms of the Programme, the Issuer will issue Covered Bonds on each Issue Date;

(B)	The net proceeds of the issue of each Tranche of Covered Bonds will be added to the general funds of the Issuer;

(C)	The Guarantor LP will borrow funds under the Intercompany Loan, subject to the terms of the Intercompany Loan Agreement;

(D)
The Guarantor LP will use proceeds from the Intercompany Loan to purchase the Initial Covered Bond Portfolio consisting of Loans and their Related Security from the Seller in accordance with the terms of the Mortgage Sale Agreement and use additional advances (i) to purchase additional Loans and their Related Security for inclusion in the Covered Bond Portfolio pursuant to the terms of the Mortgage Sale Agreement; and/or (ii) to invest in Substitute Assets in an amount not exceeding the prescribed limit; and/or (iii) subject to complying with the Asset Coverage Test to make Capital Distributions to the Limited Partner; and/or (iv) to make deposits of the proceeds in the Guarantor LP Accounts (including, without limitation, to fund the Reserve Fund to an amount not exceeding the prescribed limit).

(E)	The Guarantor LP has agreed to guarantee payments of interest and principal under the Covered Bonds pursuant to the terms of the Covered Bond Guarantee.

(F)
The Cash Manager is willing to provide Cash Management Services (as hereinafter defined) to the Guarantor LP, the Bond Trustee, and in respect of the preparation of Investor Reports, the Bank, on the terms and subject to the conditions contained herein.

(G)
The parties entered into a Cash Management Agreement dated October 25, 2007 (the “Prior Cash Management Agreement”) and the parties now desire to amend and restate in its entirety the terms of the Prior Cash Management Agreement by entering into this Agreement, such amendment and restatement having been made in accordance with Section 19 of the Prior Cash Management Agreement.

NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1
The amended and restated master definitions and construction agreement dated June 24, 2013 made between, inter alia, the parties to this Agreement (as the same may be amended, varied or supplemented from time to time with the consent of the parties thereto) (the “Master Definitions and Construction Agreement”) is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Agreement shall, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the recitals hereto and this Agreement shall be construed in accordance with the interpretation provisions set out in Section 2 of the Master Definitions and Construction Agreement.

2.	APPOINTMENT OF CASH MANAGER

2.1	Appointment

From the date hereof, until termination of this Agreement pursuant to Section 14 hereof, the Guarantor LP and the Bond Trustee (according to their respective estates and interests), and the Bank in respect of the preparation of Investor Reports in accordance with Section 9.4(a),  each hereby appoints the Cash Manager as its lawful agent to provide the Cash Management Services set out in this Agreement and the Cash Manager hereby accepts such appointment on the terms and subject to the conditions of this Agreement.

2.2	Duties prescribed by Transaction Documents

For greater certainty and in connection with the appointment made pursuant to Section 2.1 hereof save as expressly provided elsewhere in this Agreement, nothing herein shall be construed so as to give the Cash Manager any powers, rights, authorities, directions or obligations other than as specified in this Agreement and the other Transaction Documents.

2.3	Qualifications of the Cash Manager

The Cash Manager represents, warrants and covenants as follows, and acknowledges that the Guarantor LP and the Bond Trustee are relying on such representations, warranties and covenants in entering into, and performing their obligations under, this Agreement:

(a)	It possesses the necessary experience, qualifications, facilities and other resources to perform its responsibilities under this Agreement;

(b)	It meets or exceeds the minimum standards, if any, prescribed by the Rating Agencies, and meets or exceeds the Cash Manager Ratings;

(c)	It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(d)	If regulated, it is in regulatory good standing;

(e)
It is in material compliance with its internal policies and procedures (including risk management policies), if any, relevant to its contractual relationship with, or the Cash Management Services provided to, the Guarantor LP;

(f)
It is in material compliance with all laws, regulations and rules applicable to the Cash Manager relevant to its contractual relationship with, or the cash Management Services provided to, the Guarantor LP; and

(g)	It shall comply with, and perform its obligations under, the provisions of the Guide, and of the Transaction Documents to which it is a party, in each case applicable to it.

3.	THE CASH MANAGEMENT SERVICES

3.1	General

The Cash Manager shall provide the services set out in this Agreement and the Schedules annexed hereto and forming part of this agreement (collectively, the “Cash Management Services”).

3.2	Approvals and authorizations

The Cash Manager shall maintain, or cause to be maintained, all approvals, authorizations, consents and licences required in connection with the business of the Guarantor LP and shall prepare and submit, or cause to be prepared and submitted, on behalf of the Guarantor LP, all necessary applications and requests for any further approvals, authorizations, consents or licences which may be required in connection with the business of the Guarantor LP and shall, so far as it is reasonably able to do so, perform the Cash Management Services in such a way as not to prejudice the continuation of any such approvals, authorizations, consents or licences.

3.3	Compliance with Transaction Documents, etc.

The Cash Management Services shall include the Cash Manager using all reasonable efforts to cause the Guarantor LP to comply with all applicable legal requirements, the provisions of the Guide and with the terms of the Transaction Documents to which the Guarantor LP is a party, provided always that the Cash Manager, solely in its capacity as cash manager, shall not be required to lend or provide any sum to the Guarantor LP and shall have no liability whatsoever to the Guarantor LP, the Bond Trustee or any other person, in its capacity as cash manager, other than to the extent arising from any failure by the Guarantor LP to make any payment due under any of the Transaction Documents.  For greater certainty, the foregoing shall not relieve the Bank from any failure to make or direct any payment due by the Bank under any of the Transaction Documents, in any capacity other than as Cash Manager, including without limitation in its capacity as Servicer, Seller, Interest Rate Swap Provider, Covered Bond Swap Provider or Limited Partner of the Guarantor LP.

3.4	Compliance with the Asset Coverage Test and the Amortization Test

(a)	Without limitation to the Cash Management Services described elsewhere in this Agreement, the Cash Manager hereby agrees:

(i)
to do all calculations which are required to determine whether the Guarantor LP is in compliance with the Asset Coverage Test as of each Calculation Date and to determine in respect of, on each Cash Flow Model Calculation Date, the Asset Percentage in each case on or before the Business Day at least two Business Days prior to the immediately following Guarantor LP Payment Date, except in respect of each Calculation Period immediately preceding a proposed Issue Date, or more frequently as required pursuant to the terms of Section 2 of the Asset Monitor Agreement) in which case such calculations shall be completed at least five Business Days prior to the immediately following Guarantor LP Payment Date;

(ii)
to do all calculations which are required to perform the Valuation Calculation as of each Calculation Date except in respect of any Calculation Date for which the Asset Monitor is required to conduct arithmetic testing pursuant to the terms of the Asset Monitor Agreement and in respect of each Calculation Period immediately preceding a proposed Issue Date, or more frequently as required pursuant to the terms of Section 2 of the Asset Monitor Agreement) in which case such calculations shall be completed at least five Business Days prior to the immediately following Guarantor LP Payment Date.

(iii)
following an Issuer Event of Default and service of a Notice to Pay on the Guarantor LP, to do all calculations which are required to determine whether the Guarantor LP is in compliance with the Amortization Test as of each Calculation Date case on or before the Business Day at least two Business Days prior to the immediately following Guarantor LP Payment Date, except in respect of any Calculation Date for which the Asset Monitor is required to conduct arithmetic testing pursuant to the terms of the Asset Monitor Agreement or more frequently as required pursuant to the terms of Section 2 of the Asset Monitor Agreement) in which case such calculations shall be completed at least five Business Days prior to the immediately following Guarantor LP Payment Date; and

(iv)
at any time the Cash Manager is required to do so by the terms of the Intercompany Loan Agreement or requested to do so by the Bank, to do all calculations which are required to determine the balances outstanding on the Guarantee Loan and the Demand Loan in accordance with the terms of the Intercompany Loan Agreement as of the date reasonably requested or required in respect thereof, and where required in connection therewith to give any and all notices to the Guarantor LP, the Bank and/or the Bond Trustee in time and in the manner prescribed in the Guarantor LP Agreement, the Intercompany Loan Agreement or the Security Agreement.

(b)
In order to determine the Asset Percentage as set out in Section 3.4(a)(i) above, the Cash Manager shall coordinate the calculation of the spread assumption(s) set out in Schedule 2 of the Guarantor LP Agreement with each of the Rating Agencies, in accordance with Schedule 2 of the Guarantor LP Agreement and use its best reasonable efforts to ensure that such Rating Agencies use all reasonable efforts to provide the information relevant to calculation of the spread assumption(s) by a date that is no later than the relevant Spread Determination Date.  Subject to the foregoing, if the Rating Agencies do not provide the Cash Manager with the information relevant to the calculation of the spread assumption(s) on or before the Spread Determination Date, then the parties hereto acknowledge and agree that the Cash Manager will not be liable for any resulting delay in the calculation of the Asset Percentage.

(c)
Not later than fifteen days following any Calculation Date in respect of which the Asset Monitor is obliged, in accordance with Section 2 of the Asset Monitor Agreement, to conduct tests of the calculations performed by the Cash Manager in respect of such Calculation Date in respect of the Asset Coverage Test or the Amortization Test, as applicable, the Cash Manager shall provide the Asset Monitor with the information described in Section 3.1 or, as applicable, Section 3.2 of the Asset Monitor Agreement.

3.5	Liability of Cash Manager

(a)
The Cash Manager shall indemnify each of the Guarantor LP and the Bond Trustee on demand for any loss, liability, claim, expense or damage suffered or incurred by any of them as a result of any breach by the Cash Manager, in its capacity as cash manager, of any covenant or obligation contained in this Agreement or any other Transaction Document to which the Cash Manager, in its capacity as cash manager, is a party, provided such loss, liability, claim, expense or damage to the extent such breach arises as a result of negligence, fraud or wilful misconduct on the part of the Cash Manager.

(b)
For greater certainty, the Cash Manager shall not be liable in respect of any loss, liability, claim, expense or damage suffered or incurred by the Guarantor LP or the Bond Trustee and/or any other person as a result of the proper performance of the Cash Management Services by the Cash Manager or a breach of any covenant or obligation of the Cash Manager contained in this Agreement or any other Transaction Document to which the Cash Manager, in its capacity as cash manager, is a party that did not result from negligence, fraud or wilful misconduct on the part of the Cash Manager.

4.	PAYMENTS, ACCOUNTS, LEDGERS

4.1	Bank Accounts

The Cash Manager hereby represents, warrants and covenants as follows:

(a)
that the GIC Account has been established on or before the date hereof pursuant to the Bank Account Agreement and the Guaranteed Investment Contract and the Security Agreement in the agreed form will apply thereto as at the Programme Date;

(b)	that it will use its best reasonable efforts to cause the GIC Account to be operative as at the Programme Date;

(c)
that it will not knowingly create or permit to subsist any Security Interest in relation to any of the Guarantor LP Accounts, other than as created under or permitted pursuant to the terms of the Security Agreement or any other Transaction Document;

(d)	that it has entered into on or before the date hereof the Standby Guaranteed Investment Contract and the Standby Bank Account Agreement;

(e)
that if the ratings of the Account Bank fall below the Account Bank Ratings, or the Bank Account Agreement is otherwise terminated except pursuant to Section 7.3 of the Bank Account Agreement, it shall,

(i)	within five (5) Business Days,

(A)	terminate the Bank Account Agreement and serve a Standby Account Bank Notice on the Standby Account Bank with a copy to the Standby GIC Provider (if different than the Standby Account Bank); and

(B)
establish the Standby GIC Account and the Standby Transaction Account in accordance with the terms of the Standby Bank Account Agreement and cause the amounts standing to the credit of the Guarantor LP Accounts held with the Account Bank to be transferred to the Standby GIC Account and the amounts standing to the credit of the Transaction Account, if any, to be transferred to the Standby Transaction Account; and

(ii)
within 30 days direct to the Standby GIC Account or the Standby Transaction Account payments of principal, interest and other amounts received by the Cash Manager on behalf of the Guarantor LP under the Loans and their Related Security, the Substitute Assets or otherwise, provided that during such period all such amounts received by the Cash Manager shall be transferred to the Standby GIC Account or the Standby Transaction Account within five (5) Business Days of their receipt; and

(iii)
use commercially reasonable efforts to enter into a new standby bank account agreement and standby guaranteed investment contract on substantially the same terms as the Standby Bank Account Agreement and the Standby GIC Agreement, respectively, with a financial institution whose ratings are at least equal to or greater than the Account Bank Ratings, to create on substantially similar terms for the purpose of vesting in the new Standby Account Bank the rights and obligations of the outgoing Standby Account Bank and releasing the outgoing Standby Account Bank from its future obligations under the Standby Bank Account Agreement and the Standby GIC agreement.

4.2	Ledgers

(a)	The Cash Manager shall open and maintain in the books of the Guarantor LP certain ledgers to be known as:

(i)	the Revenue Ledger;

(ii)	the Principal Ledger;

(iii)	the Reserve Ledger; and

(iv)	the Capital Account Ledgers,

and all the foregoing ledgers shall together reflect the aggregate of all amounts (A) held by the Cash Manager for and on behalf of the Guarantor LP, (B) standing in any Guarantor LP Accounts, and (C) invested in Substitute Assets for or on behalf of the Guarantor LP.

(b)
The Cash Manager shall also open and maintain in the books of the Guarantor LP the Intercompany Loan Ledger which shall record amounts repaid in respect of each amount borrowed under the Intercompany Loan and the Payment Ledger to which it will record all amounts paid by or on behalf of the Guarantor LP and the Persons to whom such payments are made.

(c)	The Cash Manager shall make credits and debits to the Ledgers in accordance with Schedule 2 hereto.

4.3	Cashflows

(a)	Subject to 4.3(b) below, the Cash Manager is hereby authorized to collect, receive and hold the following amounts for and on behalf of the Guarantor LP:

(i)	all Revenue Receipts;

(ii)	all Principal Receipts;

(iii)	all Cash Capital Contributions;

(iv)	all amounts received by the Guarantor LP pursuant to the Interest Rate Swap Agreement; and

(v)
any other amounts whatsoever received by or on behalf of the Guarantor LP after the date hereof (including, without limitation, the proceeds of any advances made to the Guarantor LP under the Intercompany Loan where such proceeds have not been applied to acquire the Initial Covered Bond Portfolio or additional Covered Bond Portfolios, fund Additional Loan Advances in respect of Loans sold by the Seller to the Guarantor LP, invest in Substitute Assets up to the prescribed limit or make a Capital Distribution pursuant to the terms of the Guarantor LP Agreement);

provided that at no time shall the Cash Manager hold cash in excess of the amount of cash required to meet the Guarantor LP’s payment obligations pursuant to the terms of the Transaction Documents for the immediately succeeding six months, unless the Canada Mortgage and Housing Corporation has permitted the Cash Manager to hold such Excess Cash; provided that amounts received in the immediately preceding 31 day period shall be excluded. The Cash Manager shall apply, distribute, invest or re-invest any amounts in excess of cash it is permitted to hold hereunder in accordance with the instructions of the Guarantor LP provided that the Guarantor LP shall ensure such instructions comply with the terms of the Guide including Sections 6.3.4 and 3.6.8 of the Guide, as applicable.

(b)
The Cash Manager shall cause all transfers, payments and/or withdrawals, as applicable, of amounts held by the Cash Manager for and on behalf of the Guarantor LP and amounts standing to the credit of the Transaction Account (or, as applicable, the Standby Transaction Account) and the GIC Account (or, as applicable, the Standby GIC Account) to be made in accordance with the provisions of this Agreement, the Guarantor LP Agreement, the Bank Account Agreement or, as applicable, the Standby Bank Account Agreement and/or, as applicable, the Security Agreement.

(c)
Prior to (i) a downgrade in the ratings of the unsecured, unsubordinated and unguaranteed debt obligations or issuer default ratings, as applicable, of the Cash Manager below the Cash Manager Deposit Ratings, or (ii) a Covered Bond Guarantee Activation Event, funds held by the Cash Manager for or on behalf of the Guarantor LP shall be used to make payments on or before the next following Guarantor LP Payment Date in accordance with Article 6 (Priorities of Payment) of the Guarantor LP Agreement and following any such payments to be made on the Guarantor LP Payment Date any remaining amounts held by the Cash Manager for or on behalf of the Guarantor LP shall be deposited in the GIC Account (or, the Standby GIC Account, as applicable).

(d)
In the event that cash in the GIC Account immediately following a Guarantor LP Payment Date exceeds the amount of cash necessary to meet the Guarantor LP’s payment obligations for the immediately succeeding six month period (“Excess Cash”), the Cash Manager shall (unless (i) the Canada Mortgage and Housing Corporation has permitted the Cash Manager to hold such Excess Cash) cause such Excess Cash to be invested, distributed or paid, at the direction of the Guarantor LP (which may be by way of a standing direction), in Eligible Loans or Substitute Assets, provided that any purchase of Eligible Loans or Substitute Assets from the Issuer is made in compliance with the Guide (including Section 3.6.8 of the Guide), or as permitted by Section 6.3.4 of the Guide. Notwithstanding anything in this Agreement the Cash Manager shall not purchase any Substitute Assets unless the Guarantor LP has notified the Cash Manager that it has entered into a securities account agreement in a form acceptable to the Guarantor LP and the Bond Trustee providing for the holding of Substitute Assets in the name of the Guarantor LP in which case any such Substitute Assets purchased by the Cash Manager shall be held in the name of the Guarantor LP in accordance with the terms of such agreement.

(e)
In the event of a downgrade in the ratings of the unsecured, unsubordinated and unguaranteed debt obligations, or issuer default ratings, as applicable, of the Cash Manager below the Cash Manager Deposit Ratings, the Cash Manager will be required to cause the amounts collected, received and held, to be paid into the Transaction Account (or the Standby Transaction Account, as applicable) within two (2) Business Days of the collection and/or receipt thereof.

(f)
For greater certainty, as soon as reasonably practicable after becoming aware of the same, the Cash Manager may, and shall, withdraw monies from, as the case may be, the GIC Account or the Transaction Account (or, as applicable, the Standby GIC Account or the Standby Transaction Account) if and to the extent that such monies were credited thereto in error and shall use its reasonable endeavours to ensure that such monies are applied correctly thereafter.

(g)	The Cash Manager shall promptly notify each of the Guarantor LP and the Bond Trustee of any additional account which supplements or replaces any of the Guarantor LP Accounts.

(h)
Each of the Cash Manager and the Guarantor LP undertakes that, so far as it is able to cause the same, each of the Guarantor LP Accounts and all instructions and mandates in relation thereto will continue to be operative and will not, save as permitted pursuant to the Bank Account Agreement or, as applicable, the Standby Bank Account Agreement, be changed without the prior written consent of the Bond Trustee (such consent not to be unreasonably withheld or delayed provided that where any Guarantor LP Account is to be changed, such replacement account is subject to security in favour of the Bond Trustee on substantially the same terms as the security over the Guarantor LP Accounts granted to the Bond Trustee pursuant to the terms of the Security Agreement).  For the avoidance of doubt, the Cash Manager may change the Authorized Signatories in respect of any instructions or mandates relating to the Guarantor LP, without the prior written consent of the Bond Trustee, in accordance with Section 3.2 of the Bank Account Agreement and, as applicable, the corresponding section in the Standby Bank Account Agreement.

4.4	Withdrawals

The Cash Manager may make withdrawals:

(a)	on behalf of the Guarantor LP from the GIC Account (or, as applicable, the Standby GIC Account), but only:

(i)
if the Account Bank (or, as applicable, the Standby Account Bank) has confirmed to the Cash Manager that there are sufficient amounts standing to the credit of the GIC Account (or, as applicable, the Standby GIC Account) to make such withdrawal on such date;

(ii)
for payment of the monies to the Transaction Account (or, as applicable, the Standby Transaction Account) and application thereof in accordance with the relevant Priorities of Payments or in accordance with paragraph 5 of Schedule 2 hereto or otherwise in accordance with the Transaction Documents; and

(iii)	until the occurrence of a Guarantor LP Event of Default and service of a Guarantor LP Acceleration Notice on the Guarantor LP of which the Cash Manager has received notice; and

(b)
on behalf of the Guarantor LP from the Transaction Account (or, as applicable, the Standby Transaction Account) for application in accordance with the relevant Priorities of Payments and in accordance with paragraph 5 of Schedule 2 hereto or otherwise in accordance with the Transaction Documents, but only until the occurrence of a Guarantor LP Event of Default and service of a Guarantor LP Acceleration Notice on the Guarantor LP of which the Cash Manager has received notice, but shall not in carrying out its functions as Cash Manager under this Agreement otherwise make withdrawals from the Guarantor LP Accounts.

4.5	Bank Account Statements

The Cash Manager shall take all reasonable steps to ensure that it receives a copy of the Payment Ledger in respect of the relevant month and a monthly bank statement in relation to each of the Guarantor LP Accounts and that it furnishes a copy of such statements to each of the Guarantor LP and the Bond Trustee.

4.6	Payments to Paying Agent

Each of the Bond Trustee and the Guarantor LP agree that all amounts payable by the Covered Bond Swap Provider to the Guarantor LP under the Covered Bond Swap Agreement and in accordance with the Priorities of Payments, shall be paid directly to the Paying Agent, and the Guarantor LP (or the Cash Manager on its behalf) shall direct the Covered Bond Swap Provider accordingly.

5.	THIRD PARTY AMOUNTS

The Cash Manager shall hold any Third Party Amounts received by the Guarantor LP for the Seller and transfer the same to the account and/or for the use of the entity entitled to such Third Party Amounts.

6.	INTEREST RATE SWAP AGREEMENTS

6.1	Computations

The Cash Manager shall determine, in accordance with the terms of the Interest Rate Swap Agreement, the Receipt Ratio and the Average Loan Balance in respect of the relevant Calculation Period and shall notify the Guarantor LP and the Bond Trustee of such amounts and balances on the Business Day that is at least two days prior to the first Guarantor LP Payment Date following the relevant Calculation Period.

6.2	Termination of the Interest Rate Swap Agreement

If on or prior to the repayment in full of the final Tranche of the Covered Bonds then outstanding, the Interest Rate Swap Agreement is terminated other than as a result of an Event of Default (as used in the relevant Interest Rate Swap Agreement) where the Guarantor LP is the Defaulting Party (as used in the relevant Interest Rate Swap Agreement)) or the delivery of a Guarantor LP Acceleration Notice to the Guarantor LP of which the Cash Manager has received notice, then the Cash Manager (on behalf of the Guarantor LP) shall enter into one or more new swaps with one or more third party swap provider(s) and the Bond Trustee, to hedge the risks being hedged under the terms of the Interest Rate Swap Agreement; provided that if and for so long as the Liquidation GP is the managing general partner of the Guarantor LP the Cash Manager shall not enter into any such swap without the prior written consent of the Guarantor LP. The Cash Manager may apply any termination payment received in respect of the foregoing from the Interest Rate Swap Provider for such purpose in accordance with Article 6 (Priorities of Payment) of the Guarantor LP Agreement.

7.	COVERED BOND SWAP AGREEMENT

7.1	Computations

From and after any Effective Date (as defined in each confirmation under the Covered Bond Swap Agreement), the Cash Manager shall determine, in accordance with the terms of such confirmation and the Covered Bond Swap Agreement, in respect of the relevant Calculation Period, the amount of principal payments payable with respect to Tranche of the Covered Bonds to which such confirmation relates and shall notify the Guarantor LP and the Bond Trustee of such amounts, balances and rates on the Business Day that is at least two days prior to the first Guarantor LP Payment Date following the relevant Calculation Period.

7.2	Termination of a Covered Bond Swap Agreement

If the Covered Bond Swap Agreement is terminated in respect of any Tranche of Covered Bonds on or prior to the repayment in full of such Tranche of Covered Bonds (other than as a result of an Event of Default (as defined in the Covered Bond Swap Agreement) where the Guarantor LP is the Defaulting Party (as defined in the Covered Bond Swap Agreement)) or the delivery of a Guarantor LP Acceleration Notice to the Guarantor LP, then the Cash Manager (on behalf of the Guarantor LP and the Bond Trustee) shall purchase a new swap to hedge (after the service on the Guarantor LP of a Notice to Pay) the risks being hedged under the terms of the Covered Bond Swap Agreement; provided that if and for so long as the Liquidation GP is the managing general partner of the Guarantor LP the Cash Manager shall not enter into any such swap without the prior written consent of the Guarantor LP.  The Cash Manager may apply any termination payment received in respect of the foregoing from the Covered Bond Swap Provider pursuant to the relevant Covered Bond Swap Agreement for such purpose.

8.	NO LIABILITY

Save as otherwise provided in this Agreement, the Cash Manager shall have no liability for the obligations of either the Guarantor LP or the Bond Trustee under any of the Transaction Documents or otherwise and nothing herein shall constitute a guarantee, or similar obligation, by the Cash Manager, in its capacity as cash manager, of the obligations of either the Guarantor LP or the Bond Trustee under the Transaction Documents.

9.	INFORMATION

9.1	Use of Information Technology systems

(a)
The Cash Manager represents and warrants that at the date hereof in respect of the software which is to be used by the Cash Manager in providing the Cash Management Services it has in place all necessary licences and/or consents from the respective licensor or licensors (if any) of such software.

(b)	The Cash Manager undertakes that it shall for the duration of this Agreement, use reasonable efforts to:

(i)	ensure that the licences and/or consents referred to in paragraph (a) are maintained in full force and effect; and

(ii)
except in so far as it would breach any other of its legal obligations, grant to any person to whom it may sub-contract or delegate the performance of all or any of its powers and obligations under this Agreement and/or to such person as the Guarantor LP elects as a substitute Cash Manager (the “Substitute Cash Manager”) in accordance with the terms of this Agreement a licence to use any proprietary software together with any updates which may be made thereto from time to time.

(c)	The Cash Manager shall use reasonable efforts to maintain in working order the information technology systems used by the Cash Manager in providing the Cash Management Services.

(d)
The Cash Manager shall pass to any person to whom it may sub-contract or delegate the performance of all or any of its powers and obligations under this Agreement and/or to such person as the Guarantor LP and the Bond Trustee elect as a Substitute Cash Manager in accordance with the terms of this Agreement the benefit of any warranties in relation to the software insofar as the same are capable of assignment.

9.2	Access to Books and Records

Subject to all applicable laws, the Cash Manager shall permit any person nominated by the Bond Trustee or the Guarantor LP (in each case, to whom the Cash Manager has no reasonable objection) at any time during normal office hours upon reasonable notice to have access, or procure that such person or persons are granted access, to all books of record and accounts relating to the Cash Management Services provided by the Cash Manager hereunder.

9.3	Statutory Obligations

The Cash Manager will use its reasonable efforts, on behalf of the Guarantor LP, to prepare or cause to be prepared and filed all reports, annual returns, financial statements, statutory forms and other returns which the Guarantor LP is required by law to prepare and file.  If directed by the Guarantor LP, or requested by the Bond Trustee and consented to by the Guarantor LP (in its sole discretion) the Cash Manager shall cause such accounts to be audited by the Auditor appointed by the Guarantor LP in accordance with the terms of the Guarantor LP Agreement, and shall procure so far as it is able so to do that the Auditor shall make a report thereon and copies of all such documents shall be delivered to the Guarantor LP and the Bond Trustee as soon as practicable after the end of each accounting reference period of the Guarantor LP.

9.4	Information Covenants

(a)
With the assistance of the Servicer, the Cash Manager shall prepare and provide the Bank, the Guarantor LP, the Bond Trustee and the Rating Agencies with the Investor Report as prescribed by the Guide and as otherwise agreed by the Cash Manager, the Guarantor LP and the Bond Trustee, at least two Business Days prior to each Guarantor LP Payment Date. Each of the parties hereto acknowledges and confirms that, as required by the Guide, the Investor Reports shall be prepared by the Cash Manager for and on behalf of the Bank prior to an Issuer Event of Default and for and on behalf of the Guarantor LP following an Issuer Event of Default.

(b)
The Cash Manager shall provide, or cause to be provided, to the Guarantor LP and the Bond Trustee copies of any annual returns or financial statements referred to in Section 9.3 hereof as soon as reasonably practicable after the preparation thereof.

(c)
The Cash Manager shall (i) notify the Rating Agencies in writing of the details of any material amendment to any of the Transaction Documents, of which the Cash Manager has notice, and (ii)  provide the Rating Agencies and/or the Bond Trustee, as applicable, any other information relating to the Cash Manager, solely in its capacity as Cash Manager and in connection with its obligations under this Agreement, as the Rating Agencies and/or the Bond Trustee may reasonably request provided that the Bond Trustee shall not make such a request more than once every three months unless, in the reasonable belief of the Bond Trustee, an Issuer Event of Default or a Guarantor LP Event of Default or a Cash Manager Termination Event (as defined in Section 14.1 hereof) has occurred and is continuing provided further that such request does not adversely interfere with the Cash Manager's day-to-day provision of the Cash Management Services under the other terms of this Agreement.

(d)
Upon the reasonable request of CMHC to the Cash Manager, the Cash Manager shall make available to CMHC during business hours all accounts and records relating to the Programme, if required by CMHC to verify that the Issuer, Guarantor LP and/or the Programme are in compliance with any requirement of the Guide and Part I.1 of the National Housing Act (Canada). Upon receipt of any such request, the Cash Manager shall promptly notify the Issuer and the Guarantor LP in writing of the receipt thereof and unless otherwise prohibited shall provide details of the nature of any such request.

9.5	Notice of events of default

The Cash Manager shall deliver to the Guarantor LP, the Bond Trustee and the Rating Agencies as soon as reasonably practicable thereafter, but in any event within three Business Days of becoming aware thereof, a notice of any:

(a)
Cash Manager Termination Event or any event which, with the lapse of time and/or the issue, making or giving of any notice, certification, declaration, demand, determination and/or request and/or the taking of any similar action and/or the fulfilment of any similar condition, would constitute a Cash Manager Termination Event;

(b)	Issuer Event of Default or Potential Issuer Event of Default; or

(c)	Guarantor LP Event of Default or any Potential Guarantor LP Event of Default.

9.6	Notifications under Mortgage Sale Agreement

(a)
The Cash Manager shall notify the Guarantor LP if the Cash Manager is aware that the purchase of any additional Loans and their Related Security on a Transfer Date would adversely affect the then current ratings of the Covered Bonds by any of the Rating Agencies.

(b)	The Cash Manager shall identify any Non-Performing Loans in the Covered Bond Portfolio and upon identification serve a Non-Performing Loans Notice on the Bank and the Servicer.

(c)	The Cash Manager shall deliver a Loan Repurchase Notice to the Seller with a copy to the Guarantor LP in the circumstances set out in Section 2.3(a) of the Mortgage Sale Agreement.

10.	REMUNERATION

10.1	Fee payable

(a)
Subject to paragraph (b) below, the Guarantor LP shall pay to the Cash Manager for its Cash Management Services hereunder a cash management fee which shall be agreed in writing between the Guarantor LP, the Bond Trustee and the Cash Manager from time to time.  For greater certainty, so long as the Bank is the Cash Manager, the cash management fee payable to the Bank by the Guarantor LP for the Cash Management Services hereunder shall be nil.

(b)
Unless and until otherwise agreed by the Guarantor LP and the Bond Trustee in writing (and notice delivered to the Cash Manager), the Guarantor LP shall be solely responsible for paying the cash management fee, referred to in paragraph (a) above, to the Cash Manager.

10.2	Payment of fee

The cash management fee referred to in Section 10.1 above, plus GST/HST, shall be paid to the Cash Manager in arrears on each Guarantor LP Payment Date in the manner contemplated by and in accordance with the provisions of the applicable Priorities of Payments.

11.	COSTS AND EXPENSES

11.1
Subject to and in accordance with the applicable Priorities of Payments, the Guarantor LP will on each Guarantor LP Payment Date reimburse the Cash Manager for all out-of-pocket costs, expenses and charges (together with any amounts in respect of GST/HST due thereon) properly incurred by the Cash Manager in the performance of the Cash Management Services including any such costs, expenses or charges not reimbursed to the Cash Manager on any previous Guarantor LP Payment Date and the Cash Manager shall supply the Guarantor LP with an appropriate GST/HST invoice issued by the Cash Manager or, if the Cash Manager has treated the relevant cost, expense or charge as a disbursement for GST/HST purposes, by the person making the supply.

11.2
Unless and until otherwise agreed by the Guarantor LP and the Bond Trustee in writing (and notice delivered to the Cash Manager), the Guarantor LP shall be solely responsible for reimbursing the Cash Manager for the out-of-pocket costs, expenses and charges (together with any amounts in respect of GST/HST due thereon) referred to in Section 11.1 above.

12.	COVENANTS OF CASH MANAGER

12.1	Covenants:

The Cash Manager hereby covenants with and undertakes to each of the Guarantor LP and the Bond Trustee that without prejudice to any of its specific obligations hereunder:

(a)	it will devote all due skill, care and diligence to the performance of its obligations and the exercise of its discretions hereunder;

(b)
it will comply with any proper directions, orders and instructions which the Guarantor LP or the Bond Trustee may from time to time give to it in accordance with the provisions of this Agreement and, in the event of any conflict, those of the Bond Trustee shall prevail;

(c)
save as otherwise agreed with the Guarantor LP and the Bond Trustee, it will provide free of charge to the Guarantor LP (except with respect to payment of the cash management fee pursuant to Section 10.1 above) during normal office hours, office space, facilities, equipment and staff sufficient to fulfil the obligations of the Guarantor LP under this Agreement;

(e)	it will not knowingly fail to comply with any legal requirements in the performance of the Cash Management Services;

(f)	it will maintain the accounts and records relating to the Loans and their Related Security in accordance with sound accounting and business practices;

(g)
it will make all payments required to be made by it, as Cash Manager, solely in its capacity as cash manager, pursuant to this Agreement, on the due date for payment thereof for value on such day without set-off (including, without limitation, in respect of any fees owed to it) or counterclaim; and

(h)
it will not, in its capacity as cash manager, without the prior written consent of the Bond Trustee amend or terminate any of the Transaction Documents, to which it is a party, in its capacity as Cash Manager, save in accordance with their terms.

12.2	Duration of covenants

The covenants of the Cash Manager hereunder shall remain in force until this Agreement is terminated but without prejudice to any right or remedy of the Guarantor LP and/or the Bond Trustee arising from breach of any such covenant prior to the date of termination of this Agreement.

13.	SERVICES NON-EXCLUSIVE

Nothing in this Agreement shall prevent the Cash Manager from rendering or performing services similar to those provided for in this Agreement to or for itself or other persons, firms or companies or from carrying on business similar to or in competition with the business of the Guarantor LP, the Bond Trustee or any other person party to any Transaction Document to which the Cash Manager is a party.

14.	TERMINATION

14.1	Cash Manager Termination Events

(a)	If any of the following events (“Cash Manager Termination Events”) shall occur:

(i)
default is made by the Cash Manager in the payment on the due date of any payment due and payable by it under this Agreement or in the performance of its obligations under Sections 4.3 and 4.4 hereof and such default continues unremedied for a period of three (3) Business Days after the earlier of the Cash Manager becoming aware of such default and receipt by the Cash Manager of written notice from the Bond Trustee requiring the same to be remedied;

(ii)
default is made by the Cash Manager in the performance or observance of any of its other covenants and obligations under this Agreement (including the breach of any of its representations, warranties and covenants under Section 2.3 of this Agreement) and such default continues unremedied for a period of thirty (30) days after the earlier of the Cash Manager becoming aware of such default and receipt by the Cash Manager of written notice from the Bond Trustee requiring the same to be remedied;

(iii)
the short term, unsecured, unsubordinated and unguaranteed debt obligations, or issuer default ratings, as applicable, of the Cash Manager fall below the Cash Manager Ratings (unless the Cash Manager obtains an unconditional and unlimited guarantee of its obligations under this Agreement, from a credit support provider which has received Rating Agency Confirmation, within 30 Business Days of the first downgrade below such Cash Manager Ratings by a Rating Agency);

(iv)	an Insolvency Event occurs in respect of the Cash Manager;

(v)	the Bank or an Affiliate of the Bank is the Cash Manager and an Issuer Event of Default has occurred and is continuing,

then the Guarantor LP and/or the Bond Trustee may at once or at any time thereafter while such default continues by notice in writing to the Cash Manager terminate its appointment as Cash Manager under this Agreement with effect from a date (not earlier than the date of the notice) specified in the notice.

(b)
Upon termination of the appointment of the Cash Manager pursuant to this Section 14.1, the Guarantor LP shall use its reasonable endeavours to appoint a Substitute Cash Manager (but shall have no liability to any person in the event that, having used reasonable endeavours, it is unable to appoint a Substitute Cash Manager).

Any substitute Cash Manager:

(i)
must agree to enter into an agreement substantially on the same terms as the relevant provisions of this Agreement or on such other terms as are satisfactory to the Guarantor LP and the Bond Trustee; and

(ii)	will be subject to the prior written approval of the Bond Trustee (such consent not to be unreasonably withheld) and Rating Agency Confirmation.

14.2	Resignation of Cash Manager

The appointment of the Cash Manager under this Agreement may be terminated upon the expiry of not less than 12 months' notice of termination given by the Cash Manager to the Guarantor LP and the Bond Trustee (or such shorter time as may be agreed between the Cash Manager, the Guarantor LP and the Bond Trustee) provided that:

(a)	a Substitute Cash Manager shall be appointed, such appointment to be effective not later than the date of such termination;

(b)	such Substitute Cash Manager has cash management experience and is approved by each of the Guarantor LP and the Bond Trustee; and

(c)
the Substitute Cash Manager enters into an agreement substantially on the same terms as the relevant provisions of this Agreement or on such terms as are satisfactory to the Guarantor LP and the Bond Trustee.

14.3	Effect of Termination

(a)
On and after termination of the appointment of the Cash Manager under this Agreement pursuant to this Section 14, all authority and power of the Cash Manager under this Agreement shall be terminated and be of no further effect and the Cash Manager shall not thereafter hold itself out in any way as the agent of the Guarantor LP or the Bond Trustee pursuant to this Agreement.

(b)	Upon termination of the appointment of the Cash Manager under this Agreement pursuant to this Section 14, the Cash Manager shall:

(i)
forthwith deliver (and in the meantime hold on trust for, and to the order of, the Guarantor LP or the Bond Trustee, as the case may be) to the Guarantor LP or the Bond Trustee, as the case may be or as it shall direct, all books of account, papers, records, registers, correspondence and documents in its possession or under its control relating to the affairs of or belongings of the Guarantor LP or the Bond Trustee, as the case may be (if practicable, on the date of receipt), any monies then held by the Cash Manager on behalf of the Guarantor LP or, the Bond Trustee and any other assets of the Guarantor LP and the Bond Trustee; and

(ii)
take such further action as the Guarantor LP or the Bond Trustee, as the case may be, may reasonably direct at the expense of the Guarantor LP (including in relation to the appointment of a Substitute Cash Manager), provided that the Guarantor LP or the Bond Trustee, as the case may be, shall not be required to take or direct to be taken such further action unless it has been indemnified to its satisfaction (and in the event of a conflict between the directions of the Guarantor LP and the directions of the Bond Trustee, the directions of the Bond Trustee shall prevail).

14.4	General provisions relating to termination

(a)
Termination of this Agreement or the appointment of a new Cash Manager under this Agreement shall be without prejudice to the liabilities of the Guarantor LP and the Bond Trustee to the Cash Manager or vice versa incurred before the date of such termination.  The Cash Manager hereby agrees that it shall have no right of set-off or any lien in respect of such amounts against amounts held by it on behalf of the Guarantor LP or the Bond Trustee.

(b)
This Agreement shall, except as otherwise agreed between the Guarantor LP and the Cash Manager, terminate automatically at such time as the Guarantor LP's obligations under the Covered Bond Guarantee have been discharged and the security constituted by the Security Agreement has been released.

(c)
On termination of the appointment of the Cash Manager under the provisions of this Section 14, the Cash Manager shall be entitled to receive all fees and other monies accrued up to (but excluding) the date of termination but shall not be entitled to any other or further compensation.  Such monies so receivable by the Cash Manager, solely in its capacity as cash manager, shall be paid by the Guarantor LP, on the dates on which they would otherwise have fallen due hereunder and under the terms of the Guarantor LP Agreement and the Security Agreement.  For the avoidance of doubt, such termination shall not affect the Bank’s rights, to receive payment of all amounts (if any) due to it from the Guarantor LP other than in its capacity as cash manager under this Agreement.

(d)	Any provision of this Agreement which is stated to continue after termination of the Agreement shall remain in full force and effect notwithstanding any termination of this Agreement.

15.	FURTHER ASSURANCE, NO SET-OFF

15.1	Co-operation, etc

The parties hereto agree that they will co-operate fully to do all such further acts and things and execute any further documents as may be necessary or desirable to give full effect to the arrangements contemplated by this Agreement.

15.2	Powers of attorney

Without prejudice to the generality of Section 15.1 above, the Guarantor LP and the Bond Trustee shall upon request by the Cash Manager forthwith give to the Cash Manager such further powers of attorney or other written authorizations, mandates or instruments as are necessary to enable the Cash Manager to perform the Cash Management Services.

15.3	No set-off

The Bank, as Cash Manager, and as Seller, agrees that it will not:

(a)
set off or purport to set off any amount which the Guarantor LP is or will become obliged to pay to it under this Agreement against any amount from time to time standing to the credit of or to be credited to any of the Guarantor LP Accounts or any replacement or additional bank account of the Guarantor LP; or

(b)
make or exercise any claims or demands, any rights of counterclaim or any other equities against or withhold payment of any sum of money which may at any time and from time to time be standing to the credit of any of the Guarantor LP Accounts or any replacement of additional bank account of the Guarantor LP.

15.4	Acknowledgement of Servicer and Seller

Each of the Servicer and the Seller acknowledge the Cash Management Services to be provided by the Cash Manager and agree to provide all information and assistance reasonably required by the Cash Manager in a timely fashion in order for the Cash Manager to comply with its obligations under this Agreement.

15.5	New Sellers and New Servicers

Each of the parties hereto agrees to make all changes that are reasonably necessary or desirable to this Agreement following the accession of any other Seller or Servicer, as the case may be, to any one or more of the Transaction Documents.

16.	BOND TRUSTEE

16.1	Change of Bond Trustee

In the event that there is any change in the identity of the Bond Trustee, the Cash Manager, solely in its capacity as cash manager, shall execute such documents with any other parties to this Agreement and take such actions as such new Bond Trustee may reasonably require for the purposes of vesting in such new Bond Trustee the rights of the Bond Trustee under this Agreement and under the Security Agreement and while any of the Covered Bonds remain outstanding shall give notice thereof to the Rating Agencies.

16.2	Bond Trustee Liability

(a)
For greater certainty, the Bond Trustee shall, without prejudice to the obligations of the Guarantor LP, as the case may be, or any receiver appointed pursuant to the Security Agreement in respect of such amounts, not be liable to pay any amounts due under Sections 10 and 11 hereof.

(b)
It is hereby acknowledged and agreed that by its execution of this Agreement the Bond Trustee shall not assume or have any of the obligations or liabilities of the Cash Manager or the Guarantor LP under this Agreement and that the Bond Trustee has agreed to become a party to this Agreement for the purpose only of taking the benefit of this Agreement, including the right of the Bond Trustee to agree to amendments to this Agreement pursuant to Section 19 hereof.  For greater certainty, the parties to this Agreement acknowledge that the rights and obligations of the Bond Trustee are governed by the terms of the Trust Deed and the Security Agreement.  Any liberty or right which may be exercised or determination which may be made under this Agreement by the Bond Trustee may be exercised or made in the Bond Trustee's absolute discretion without any obligation to give reasons therefore and the Bond Trustee shall not be responsible for any liability occasioned by so acting if acting in accordance with the terms of the Trust Deed and the Security Agreement, but without prejudice to the obligation of the Bond Trustee to act reasonably.

17.	CONFIDENTIALITY

During the continuance of this Agreement or after its termination, each of the Guarantor LP, the Bank, both in its capacity as Cash Manager and in its other capacities under the Transaction Documents and the Bond Trustee shall use its best efforts not to disclose to any person, firm or company whatsoever any information relating to the business, finances or other matters of a confidential nature of any other party hereto of which it may exclusively by virtue of being party to the Transaction Documents have become possessed and shall use all reasonable endeavours to prevent any such disclosure as aforesaid, provided that provisions of this Section 17 shall not apply:

(a)	to any information already known to the recipient otherwise than as a result of entering into any of the Transaction Documents;

(b)	to any information subsequently received by the recipient which it would otherwise be free to disclose;

(c)	to any information which is or becomes public knowledge otherwise than as a result of the conduct of the recipient;

(d)
to any extent that the recipient is required to disclose the same pursuant to the Guide, any Transaction Document or any law or order of any court of competent jurisdiction or pursuant to any direction, request or requirement (whether or not having the force of law) of any central bank or any governmental or other authority (including, without limitation, any official bank or securities regulators);

(e)
to the extent that the recipient needs to disclose the same for determining the existence of, or declaring, an Issuer Event of Default, a Guarantor LP Event of Default or a Cash Manager Termination Event, the protection or enforcement of any of its rights under any of the Transaction Documents or in connection herewith or therewith or for the purpose of discharging, in such manner as it thinks fit, its duties under or in connection with such agreements in each case to such persons as require to be informed of such information for such purposes; or

(f)
in relation to any information disclosed to the professional advisers of the recipient or (in connection with a prospective rating of any debt to be issued by the Issuer) to any Rating Agency or any prospective new Cash Manager or prospective new bond trustee.

18.	NOTICES

(1)           Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by prepaid first class mail to the registered office of such person set forth above unless an alternative address is provided below, in which case delivery shall be to the address provided below, or by facsimile transmission to facsimile number set forth below, as applicable:

(a)	in the case of the Cash Manager or the Bank to:

Royal Bank of Canada
155 Wellington Street West, 14th Floor
Toronto, Ontario
Canada  M5V 3K7

Attention:  Senior Manager, Securitization

Facsimile number: (416) 974-1368

(b)	in the case of the Guarantor LP to:

RBC Covered Bond Guarantor Limited Partnership

155 Wellington Street West, 14th Floor

Toronto, Ontario

Canada  M5V 3K7

Attention:  Senior Manager, Securitization

Facsimile number: (416) 974-1368

(c)	in the case of the Bond Trustee to:

Computershare Trust Company of Canada

100 University Avenue

9th Floor, North Tower

Toronto, Ontario

Canada  M5J 2Y1

Attention: Manager, Corporate Trust

Facsimile number: (416) 981-9777

(2)           Any such communication will be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time) and otherwise on the next Business Day, (ii) in the case of first class post, when it would be received in the ordinary course of the post, or (ii) if transmitted by facsimile transmission on the Business Day following the date of transmission provided the transmitter receives a confirmation of successful transmission.

(3)           Any party may change its address for notice, or facsimile contact information for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address, or facsimile contact information, as applicable.

19.	AMENDMENTS, VARIATION AND WAIVER

Any amendment or waiver to this Agreement shall be effective only if  it is in writing and signed by (or by some person duly authorized by) each of the parties.  Each proposed amendment or waiver of this Agreement that is considered by the Guarantor LP to be a material amendment or waiver shall be subject to Rating Agency Confirmation and the Guarantor LP (or the Cash Manager on its behalf) shall deliver notice to the Rating Agencies of any amendment or waiver which does not require Rating Agency Confirmation provided that failure to deliver such notice shall not constitute a breach of the obligations of the Guarantor LP under this Agreement. No single or partial exercise of, or failure or delay in exercising, any right under this Agreement shall constitute a waiver or preclude any other or further exercise of that or any other right.

20.           NON-PETITION

The Cash Manager, Seller, Servicer and Bank agree that they shall not institute or join any other Person or entity in instituting against, or with respect to, the Guarantor LP, or any of the general partners of the Guarantor LP, any bankruptcy or insolvency event so long as any Covered Bonds issued by the Corporation shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Covered Bonds shall have been outstanding.  The foregoing provision shall survive the termination of this Agreement by any of the parties hereto.

21.	NO PARTNERSHIP, PROTECTION OF CERTAIN PARTIES

It is hereby acknowledged and agreed by the parties that nothing in this Agreement shall be construed as giving rise to any partnership between any of the parties.

22.	ASSIGNMENT

22.1	Assignment by the Guarantor LP

The Guarantor LP may not assign or transfer any of its respective rights and obligations under this Agreement without the prior written consent of each of the Bond Trustee and the Cash Manager and having obtained Rating Agency Confirmation therefor, except that the Guarantor LP may, without such consent, assign its rights and interest hereunder pursuant to the terms of the Security Agreement.

22.2	No Assignment by Cash Manager

The Cash Manager, in its capacity as Cash Manager, may not assign or transfer any of its rights and obligations under this Agreement without the prior written consent of the Guarantor LP and the Bond Trustee and the Guarantor LP shall not give its consent unless it has obtained Rating Agency Confirmation therefor.

23.	LIABILITY OF LIMITED PARTNERS

The Guarantor LP is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is, except as expressly required by law, only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital.

24.	COUNTERPARTS

This Agreement may be executed in any number of counterparts (manually or by facsimile) each of which, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute but one and the same instrument provided, however, that this Agreement shall have no force or effect until it is executed by the last party to execute the same and shall be deemed to have been executed and delivered in the place where such last party executed this Agreement.

25.	GOVERNING LAW

This Agreement is governed by, and shall be construed in accordance with, the laws of Ontario and the federal laws of Canada applicable therein.

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IN WITNESS WHEREOF the parties have caused this Agreement to be executed the day and year first before written above.

ROYAL BANK OF CANADA

Per:	/s/ James Salem
Name: James Salem
Title: Executive Vice-President and Treasurer

Per:	/s/ David Power
Name: David Power
Title: Vice-President, Corporate Treasury

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, RBC COVERED BOND GP INC.

Per:	/s/ David Power
Name: David Power
Title: President

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:	/s/ Mircho Mirchev
Name: Mircho Mirchev
Title: Corporate Trust Officer
Per:	/s/ Stanley Kwan
Name: Stanley Kwan
Title: Associate Trust Officer

Amended and Restated Cash Management Agreement (signature page)

SCHEDULE 1

THE CASH MANAGEMENT SERVICES

The Cash Manager shall:

(a)
use amounts held for and on behalf of the Guarantor LP, and operate the Guarantor LP Accounts, and ensure that payments are made into and from such accounts held for and on behalf of the Guarantor LP in accordance with this Agreement, the Guarantor LP Agreement, the Security Agreement, the Bank Account Agreement, the Standby Bank Account Agreement, the Guaranteed Investment Contract, the Standby Guaranteed Investment Contract and any other applicable Transaction Document provided however that nothing herein shall require the Cash Manager to make funds available to the Guarantor LP to enable such payments to be made other than as expressly required by the provisions of this Agreement;

(b)	keep any records necessary for Taxation purposes;

(c)	assist the Asset Monitor, if applicable, of the Guarantor LP and provide such information to the auditor as the auditor may reasonably request for the purpose of carrying out its duties as auditor;

(d)
make all filings, give all notices and make all registrations and other notifications required in the day-to-day operation of the respective businesses of the Guarantor LP or required to be given by the Guarantor LP pursuant to the Transaction Documents;

(e)
arrange for all payments due to be made by the Guarantor LP under any of the Transaction Documents (including under each relevant Priorities of Payments), provided that such monies are at the relevant time available to the Guarantor LP and provided further that nothing herein shall constitute a guarantee by the Cash Manager of all or any of the obligations of the Guarantor LP under any of the Transaction Documents;

(f)
provide accounting services, including reviewing receipts and payments, supervising and assisting in the preparation of interim statements and final accounts and supervising and assisting in the preparation of Tax returns;

(g)
provide or procure the provision of company secretarial and administration services to the Guarantor LP including the keeping of all registers and the making of all returns and filings required by applicable law or regulatory authorities, co-operate in the convening of board and general meetings and provide registered office facilities;

(h)
on behalf of the Guarantor LP, provided that such monies are at the relevant time available to the Guarantor LP, pay all the out-of-pocket expenses of the Guarantor LP, incurred by the Cash Manager on behalf of the Guarantor LP in the performance of the Cash Manager's duties hereunder including without limitation:

(i)	all taxes which may be due or payable by the Guarantor LP;

(ii)
all registration, transfer, filing and other fees and other charges payable in respect of the sale by the Seller of the Initial Covered Bond Portfolio and any additional Covered Bond Portfolios to the Guarantor LP;

(iii)	all necessary filing and other fees in compliance with regulatory requirements;

(iv)	all legal and audit fees and other professional advisory fees;

(v)	all communication expenses including postage, courier and telephone charges;

(vi)	all premiums payable by the Guarantor LP in respect of any insurance policies obtained or held by the Guarantor LP in accordance with the terms of the Guarantor LP Agreement; and

(vii)
following the occurrence of an Issuer Event of Default and service of a Notice to Pay on the Guarantor LP, all fees payable to the London Stock Exchange plc and any other stock exchange on which the Covered Bonds are listed but only if the Issuer has not otherwise paid those fees;

(i)
at the request of the Guarantor LP, invest monies standing from time to time to the credit of the GIC Account (or, as applicable, the Standby GIC Account) in Eligible Loans or Substitute Assets up to the limit prescribed in the Guarantor LP Agreement, provided that any purchase of Eligible Loans or Substitute Assets from the Issuer is made in compliance with the Guide (including Section 3.6.8 of the Guide), (any such purchase to be at the sole discretion of the Cash Manager), subject to the following provisions:

(i)	any such Substitute Assets shall be purchased in the joint names of the Guarantor LP and the Bond Trustee;

(ii)
if required by the Bond Trustee on or prior to purchasing any such Substitute Assets, the Guarantor LP has entered into appropriate hedging arrangements with a hedge provider that has the requisite ratings to hedge against the interest rate risk (if any) associated with such Substitute Assets, in each case on terms that are satisfactory to the Bond Trustee;

(iii)	any costs properly and reasonably incurred in making and changing all such Substitute Assets will be reimbursed to the Cash Manager and the Bond Trustee by the Guarantor LP; and

(iv)
all income or other distributions arising on, or proceeds following the disposal or maturity of, any such Substitute Assets shall be credited to the GIC Account (or, as applicable, the Standby GIC Account); and

(j)
on the acquisition or disposition by any transfer of any Loans and their Related Security or any Substitute Assets by the Guarantor LP, and in any event on at least a quarterly basis, update (or deliver to the Custodian updated) Eligible Loan Details and Substitute Asset Details; provided that upon any event requiring Perfection pursuant to Section 7.1 of the Mortgage Sale Agreement (other than pursuant to 7.1(d) of such agreement), such information shall be delivered to the Custodian forthwith.

SCHEDULE 2

CASH MANAGEMENT AND MAINTENANCE OF LEDGERS

1            Determination

(a)
The Guarantor LP or the Cash Manager on its behalf shall on or before the Business Day at least two days prior to each Guarantor LP Payment Date calculate the following amounts as of the immediately preceding Calculation Date:

(i)	the amount of Available Revenue Receipts available for distribution on such Guarantor LP Payment Date;

(ii)	the Reserve Fund Required Amount; and

(iii)	the amount of Available Principal Receipts available for distribution on such Guarantor LP Payment Date.

(c)
Without prejudice to the obligations of the Calculation Agent, the Cash Manager shall, if necessary, perform all currency conversions free of charge, cost or expense at the relevant exchange rate (for the purposes of any calculations referred to above, (i) all percentages resulting from such calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (e.g. 9.876541% being rounded down to 9.87654% and (ii) any currency amounts used in or resulting from such calculations will be rounded in accordance with the relevant market practice).

(d)	Each determination made in accordance with this paragraph 1 shall (in the absence of demonstrable error) be final and binding on all persons.

2            Notification of Determinations

(a)
The Cash Manager may make all the determinations referred to in paragraph 1(a) on the basis that the amount of any Losses will not increase and on the basis of any other reasonable and proper assumptions as the Cash Manager considers appropriate (including without limitation as to the amount of any payments to be made or amounts received under the relevant Priorities of Payments during the period from and including the relevant Calculation Date to but excluding the following Guarantor LP Payment Date).

The Cash Manager shall notify the Guarantor LP and the Bond Trustee on request of any such other assumptions and shall take account of any representations made by the Issuer and the Bond Trustee (as the case may be) in relation thereto.

(b)	Each determination made in accordance with this paragraph 2 shall (in the absence of demonstrable error) be final and binding on all persons.

(c)	The Cash Manager shall cause that the determinations and notifications required to be made by the Guarantor LP pursuant to Articles 5 and 6 of the Guarantor LP Agreement to be made.

3            Pre-Acceleration Revenue Priority of Payments

On each Guarantor LP Payment Date, the Guarantor LP or the Cash Manager on its behalf will transfer funds from the GIC Account (or, as applicable, the Standby GIC Account) to the Transaction Account (or, as applicable, the Standby Transaction Account) in accordance with Article 6 (Priorities of Payments) of the Guarantor LP Agreement.

Subject to Section 4.4 hereof, prior to a Covered Bond Guarantee Activation Event, the Cash Manager will cause the Available Principal Receipts and Available Revenue Receipts held by it for and on behalf of the Guarantor LP and standing to the credit of the Transaction Account to be applied on each Guarantor LP Payment Date in accordance with the Pre-Acceleration Revenue Priority of Payments or Pre-Acceleration Principal Priority of Payments, as applicable.

4            Other Payments

Subject to Section 4.4 hereof, the Cash Manager agrees, and the Guarantor LP concurs, that (save as otherwise specified below) funds held by the Cash Manager for and on behalf of the Guarantor LP may be transferred from the GIC Account (or, as applicable, the Standby GIC Account) to the Transaction Account (or, as applicable, the Standby Transaction Account), and the following payments may be made from the Transaction Account (or, as applicable, the Standby Transaction Account) (to the extent that withdrawal of those amounts would not cause the balance of the Transaction Account to become overdrawn) and/or from amounts held by the Cash Manager for and on behalf of the Guarantor LP:

(i)
if any amount has been received from a Borrower for the express purpose of payment being made to a third party for the provision of a service (including giving insurance cover) to either that Borrower or the relevant Seller (in relation to Loans sold by that Seller) or the Guarantor LP, to pay such amount when due to such third party or, in the case of the payment of an insurance premium, where such third party and the Cash Manager have agreed that payment of commission should be made by deduction from such insurance premium, to pay such amount less such commissions when due to such third party and to pay such commission to the Cash Manager and to pay any premiums in respect of any insurance policies obtained or held by the Guarantor LP in accordance with the terms of the Guarantor LP Agreement or relating to any Loan comprised in the Covered Bond Portfolio;

(ii)
subject to Section 5.1 of the Servicing Agreement, to pay to any person (including the Servicer) any amounts due arising from any overpayment by any person or arising from any reimbursement by any person of any such overpayment (including, for the avoidance of doubt, where arising from the failure of a direct debit);

(iii)
subject to Section 2.5 of the Mortgage Sale Agreement, to pay when due (but subject to any right to refuse or withhold payment or of set-off that has arisen by reason of the Borrower's breach of the terms of the relevant Mortgage or Loan) any amount payable to a Borrower under the terms of the Mortgage or the Loan to which that Borrower is a party;

(iv)
to pay when due and payable any amounts due and payable by the Guarantor LP to third parties and incurred without breach by the Guarantor LP of the Guarantor LP Agreement and not provided for payment elsewhere in the Pre-Acceleration Revenue Priority of Payments or the Pre-Acceleration Principal Priority of Payments;

(v)	to refund any amounts due arising from the rejection of any payments in respect of a Loan and any other amounts which have not been received by the Guarantor LP as cleared funds; and

(vi)	to pay to the relevant Seller any amounts owed to the Seller pursuant to Section 8.4 of the Mortgage Sale Agreement.

5            Use of Ledgers

(a)	The Cash Manager shall forthwith record monies received or payments made by it on behalf of the Guarantor LP in the Ledgers in the manner set out in this Agreement and the Guarantor LP Agreement.

(b)
A debit item shall only be made in respect of any of the Ledgers and the corresponding payment or transfer (if any) may only be made from amounts held for and on behalf of the Guarantor LP, the GIC Account (or, as applicable, the Standby GIC Account) or the Transaction Account (or, as applicable, the Standby Transaction Account), as the case may be, to the extent that such entry does not cause the relevant Ledger to have a debit balance.

(c)	Following the service of a Notice to Pay on the Guarantor LP:

(i)	the Cash Manager shall not be obliged to maintain the Ledgers other than the Capital Account Ledger and the Intercompany Loan Ledger; and

(ii)
the Cash Manager shall establish any new Ledgers required by the Guarantor LP or the Bond Trustee to record payments in respect of obligations of the Guarantor LP under the Covered Bond Guarantee or otherwise.

6            Revenue Ledger

The Cash Manager shall ensure that:

(a)	the following amounts shall be credited to the Revenue Ledger:

(i)	all Revenue Receipts;

(ii)	all interest received by the Guarantor LP on the Guarantor LP Accounts;

(iii)	all amounts received by the Guarantor LP representing income on any such Substitute Assets;

(iv)
all amounts received by the Guarantor LP under any Interest Rate Swap Agreement on a Guarantor LP Payment Date (but excluding any early termination payments under the Swap Agreements and Swap Collateral Excluded Amounts); and

(v)
any other revenue income of the Guarantor LP which is not referred to in paragraphs (i) to (iv) above and which is not referred to in the receipts to be credited to the Principal Ledger in paragraph 8 below; and

(b)
any payment or provision made under the Pre-Acceleration Revenue Priority of Payments or made under paragraph 5 above (but only to the extent that such payment made under paragraph 5 has been recorded as a receipt on the Revenue Ledger), shall be debited to the Revenue Ledger.

7            Principal Ledger

The Cash Manager shall ensure that:

(a)	all Principal Receipts shall be credited to the Principal Ledger; and

(b)
any payment or provision made under the Pre-Acceleration Principal Priority of Payments or made under paragraph 6 above (but only to the extent that such payment made under paragraph 6 has been recorded as a receipt on the Principal Ledger), shall be debited to the Principal Ledger.

8            Capital Account Ledgers

(a)
The Cash Manager shall ensure that each Capital Contribution made by a Partner shall be credited to that Partner's Capital Account Ledger or, as applicable, debited from that Partner's Capital Account Ledger where a Capital Distribution has been made pursuant to Section 3.6 of the Guarantor LP Agreement.  The Cash Manager shall record on each Partner's Capital Account Ledger whether the relevant Capital Contribution was a Cash Capital Contribution or a Capital Contribution in Kind.

(b)	The Cash Manager shall ensure that each Capital Distribution to a Partner shall be debited to that Partner's Capital Account Ledger.

9            Reserve Ledger

The Cash Manager shall ensure that:

(a)
any amounts (or part thereof) borrowed by the Guarantor LP under the Intercompany Loan Agreement that are specifically required to be credited to the Reserve Fund, shall be credited to the Reserve Ledger; and

(b)	amounts shall be credited to the Reserve Ledger in accordance with the Pre-Acceleration Revenue Priority of Payments; and

(c)
amounts shall be debited to the Reserve Ledger on each Guarantor LP Payment Date in order to be applied in accordance with the Pre-Acceleration Revenue Priority of Payments or, as applicable, the Guarantee Priority of Payments.

10           Intercompany Loan Ledger

The Cash Manager shall ensure that each Advance, each repayment, all payments of interest and repayments of principal on each of Advance hereunder the Intercompany Loan Agreement are recorded in the Intercompany Loan Ledger at the appropriate time.

11           Payment Ledger

The Cash Manager shall ensure that all payments, and the Person to whom such payments are made and the source of such payments are recorded in the Payment Ledger at the appropriate time.